FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Second Quarter 2021 Results
Consolidated Revenue of $121.0 Million Driven by
Continued Growth in Owner Direct Relationships Segment

Gross Margins Improved to 15.4%; Diluted EPS of $0.07

Conference Call Scheduled for 9:00 am ET on August 13, 2021
PITTSBURGH, PA – August 12, 2021 – Limbach Holdings, Inc. (Nasdaq: LMB) today announced its financial results for the quarter ended June 30, 2021. Consolidated revenue improved to $121.0 million, or 6.8%, compared with the first quarter of 2021 as business conditions strengthened relative to the first quarter of 2021. ODR(1) segment revenue accounted for 27.7% of consolidated revenue in the second quarter of 2021 compared to 21.6% in the second quarter of 2020. Consolidated gross margin of 15.4% increased 24 basis points sequentially, and 40 basis points year-over-year as a result of a shift in mix to the ODR segment, which provides for higher gross margins, as well as better overall execution. In the second quarter of 2021, the ODR segment accounted for more than 50% of consolidated gross profit.

Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “Our second quarter reflected steady improvement in activity levels from the first quarter as business and economic conditions improved. We’re pleased with the sequential and year-over-year growth in ODR revenue and the continued strength of ODR margins, both of which have been key objectives. In the GCR segment, substantially all of the work required to meet our current year total revenue guidance is in backlog and promised work from customer commitments not yet contracted. In our ODR segment, much of the work required to meet our current year total revenue guidance is included in backlog, promised work from customer commitments not yet contracted, our maintenance base, and expected related pull through work. We also continue to see an improving pipeline of opportunities as our customers accelerate their capital spending tied to the reopening and expanding economy.”

Mr. Bacon continued, “Our ODR revenue growth is expected to exceed historical rates. However, that growth, while substantial and expected to be in excess of 25% for the year, will fall slightly short of our original expectation. GCR revenue is tracking ahead of plan due to strong sales in the second quarter of 2021, but given the lower margins in that segment and our expectation for selling, general and administrative expense to continue as planned based on the investments into the ODR segment, we are tightening our Adjusted EBITDA guidance range to $23 million to $25 million for 2021 based on the likely mix between GCR and ODR revenue. Based on our current backlog, opportunities in hand, and our work schedules for the second half of 2021, we are tightening our revenue guidance range to $480 million to $510 million. We remain cautiously optimistic about the balance of 2021 despite the emergence of the Delta Variant of COVID-19 becoming more prevalent within the areas we operate. Due to this uncertainty, we are currently not able to forecast any additional impacts from the pandemic during the second half of 2021.”

Mr. Bacon concluded, “We have noted that 2021 would be a year of transition for Limbach and I am pleased to report that this process is underway. As we look forward to the second half of 2021, our projections show the ODR segment contributing as much as 30% of our consolidated revenue for the year, helping us drive gross margin improvement of up to 150 basis points. ODR revenue drives higher margins, and our stated goal has been to continuously drive a greater mix of our total revenue towards this segment.”

(1)As of January 1, 2021, the Company renamed its existing two reportable segments to reflect our two distinct approaches to our customer base and to better align with our owner direct strategy. The previously named Construction Segment is now known as General Contractor Relationships (“GCR”) and the previously named Service Segment is now known as Owner Direct Relationships (“ODR”).

The following are results for the three months ended June 30, 2021 compared to the three months ended June 30, 2020:
•Consolidated revenue was $121.0 million for the second quarter of 2021, a decrease of 10.5% from the second quarter of 2020 revenue of $135.2 million. GCR segment revenue of $87.6 million was down 17.4%, while ODR segment revenue of $33.5 million increased by $4.2 million, or 14.4%.
•Gross margin increased to 15.4% for the second quarter of 2021, up from 15.0% for the second quarter of 2020. This increase was mainly driven by the mix of higher margin ODR segment work. GCR gross profit decreased $3.3 million, or 27.2%, largely due to lower revenue at reduced margins. ODR gross profit increased $1.7 million, or 20.7%, due to an increase in revenue at higher margins. On a dollar basis, total gross profit was $18.7 million for the second quarter of 2021, compared to $20.3 million for the second quarter of 2020.
•Selling, general and administrative expenses increased by approximately $3.5 million, to $17.2 million, during the second quarter of 2021 as compared to $13.8 million during the second quarter of 2020. This increase is characterized by lower operating expenses resulting from pandemic-driven operational reductions in the second quarter of 2020 and our investment in ODR expansion in 2021, such as the focus on sales resources in the ODR segment and the opening of our new Nashville office in 2021 in order to attract additional healthcare ODR business. As a percent of revenue, selling, general and administrative expenses were 14.2% for the second quarter of 2021, up from 10.2% for the second quarter of 2020. Second quarter 2021 selling, general and administrative expenses were consistent with levels reported during the first quarter of 2021.
•Interest expense, net was $0.5 million for the second quarter of 2021 compared to $2.1 million for the second quarter of 2020. This significant decrease was due to the Company's refinancing of its 2019 debt facilities in February 2021, replacing them with debt facilities that carry a lower cost of financing, as well as a lower overall level of indebtedness.
•Net income for the second quarter of 2021 was $0.7 million as compared to $2.9 million for the second quarter of 2020. Diluted income per share was $0.07 for the second quarter of 2021 as compared to $0.37 for the second quarter of 2020. Second quarter 2020 net income benefited significantly from unusually low selling, general and administrative expenses, as previously noted, and an unexpected high margin emergency COVID-19 response project and the resulting income contribution.
•Adjusted EBITDA for the second quarter of 2021 was $3.6 million as compared to $8.1 million for the second quarter of 2020, a decrease of 55.6%. The decrease in Adjusted EBITDA was primarily attributable to the $3.5 million increase in selling, general and administrative expenses during the second quarter of 2021, most of which was incurred to fund our ODR expansion, coupled with lower GCR segment gross profit as compared to the second quarter of 2020 and the absence of an unexpected high margin emergency COVID-19 response project which benefited the prior year period, as previously noted.
•Net cash used in operating activities was $7.2 million for the second quarter of 2021, as compared to net cash provided by operating activities of $18.9 million for the second quarter of 2020. Cash flows used in operating activities during the second quarter of 2021 were negatively affected primarily due to an increase in accounts receivable due to the timing of billings and collections, a decrease in accrued expenses and other current liabilities primarily due to timing of payments, and a decrease in our overbilled position due to the reduction in GCR revenue in 2021 and the timing of contract billings and the recognition of contract revenue, offset by an increase in accounts payable, including retainage, as compared to the second quarter of 2020.

Balance Sheet and Backlog

At June 30, 2021, the Company had current assets of $199.7 million and current liabilities of $137.9 million, representing a current ratio of 1.45x. As of December 31, 2020, the Company's current ratio was 1.33x. Working capital was $61.8 million at June 30, 2021, an increase of $12.7 million from December 31, 2020. At June 30, 2021, the Company had no borrowings against its revolving credit facility, other than for standby letters of credit totaling $3.4 million, and carried a term loan balance of $28.0 million.

Total backlog at June 30, 2021 was $439.5 million as compared to $444.4 million as of December 31, 2020. At June 30, 2021, GCR and ODR segment backlog accounted for $378.9 and $60.6 million of that consolidated total, respectively.

2021 Guidance

The Company is revising its guidance for 2021 as follows:

	Current	Previous
Revenue	$480 million - $510 million	$480 million - $520 million
Adjusted EBITDA	$23 million - $25 million	$23 million - $27 million

With respect to projected 2021 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. The Company expects the variability of this item to have a potentially unpredictable, and potentially significant, impact on future GAAP financial results.

Conference Call Details

Date:	Friday, August 13, 2021
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/46045/indexl.html. An audio replay of the call will be archived on the Company’s website for 365 days.

About Limbach
Limbach is an integrated building systems solutions firm whose expertise is in the design, modular prefabrication, installation, management and maintenance of heating, ventilation, air-conditioning (“HVAC”), mechanical, electrical, plumbing and controls systems. Our market sectors primarily include the following: healthcare, life sciences, data centers, industrial and light manufacturing, entertainment, education and government. With 22 offices throughout the United States and Limbach's full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, Limbach is positioned as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, and in particular statements regarding the impact of the COVID-19 pandemic on the construction industry in the first quarter and future periods, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of the Company to successfully remedy the issues that have led to write-downs in various business units. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations

The Equity Group, Inc.
Jeremy Hellman, CFA
Vice President
(212) 836-9626 / jhellman@equityny.com
or
Limbach Holdings, Inc.
S. Mathew Katz
Executive Vice President
(212) 201-7006 / matt.katz@limbachinc.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenue	$121,019	$135,185	$234,363	$273,957
Cost of revenue	102,329	114,850	198,444	235,398
Gross profit	18,690	20,335	35,919	38,559
Operating expenses:
Selling, general and administrative	17,232	13,752	34,377	30,552
Amortization of intangibles	104	274	208	417
Total operating expenses	17,336	14,026	34,585	30,969
Operating income	1,354	6,309	1,334	7,590
Other income (expenses):
Interest expense, net	(452)	(2,137)	(1,716)	(4,295)
Gain (loss) on disposition of property and equipment	94	(13)	8	17
Loss on early debt extinguishment	—	—	(1,961)	—
Gain (loss) on change in fair value of warrant liability	—	(102)	14	59
Total other expenses	(358)	(2,252)	(3,655)	(4,219)
Income (loss) before income taxes	996	4,057	(2,321)	3,371
Income tax provision (benefit)	264	1,110	(771)	476
Net income (loss)	$732	$2,947	$(1,550)	$2,895
Earnings Per Share (“EPS”)
Income (loss) per common share:
Basic	$0.07	$0.38	$(0.16)	$0.37
Diluted	$0.07	$0.37	$(0.16)	$0.37
Weighted average number of shares outstanding:
Basic	10,251,696	7,845,515	9,737,801	7,821,594
Diluted	10,469,028	7,905,368	9,737,801	7,878,246

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and per share data)	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$27,693	$42,147
Restricted cash	113	113
Accounts receivable, net	94,615	85,767
Contract assets	70,815	67,098
Income tax receivable	891	—
Other current assets	5,599	4,292
Total current assets	199,726	199,417

Property and equipment, net	17,433	19,700
Intangible assets, net	11,473	11,681
Goodwill	6,129	6,129
Operating lease right-of-use assets	16,852	18,751
Deferred tax asset	6,393	6,087
Other assets	283	392
Total assets	$258,289	$262,157

LIABILITIES
Current liabilities
Current portion of long-term debt	$8,454	$6,536
Current operating lease liabilities	4,122	3,929
Accounts payable, including retainage	66,954	66,763
Contract liabilities	39,179	46,648
Accrued income taxes	—	1,671
Accrued expenses and other current liabilities	19,215	24,747
Total current liabilities	137,924	150,294
Long-term debt	24,721	36,513
Long-term operating lease liabilities	13,454	15,459
Other long-term liabilities	4,031	6,159
Total liabilities	180,130	208,425
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, 10,251,696 issued and outstanding at June 30, 2021 and 7,926,137 at December 31, 2020	1	1
Additional paid-in capital	83,589	57,612
Accumulated deficit	(5,431)	(3,881)
Total stockholders’ equity	78,159	53,732
Total liabilities and stockholders’ equity	$258,289	$262,157

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net (loss) income	$(1,550)	$2,895
Adjustments to reconcile net (loss) income to cash (used in) provided by operating activities:
Depreciation and amortization	2,964	3,140
Provision for doubtful accounts	70	27
Stock-based compensation expense	1,313	435
Noncash operating lease expense	2,091	2,025
Amortization of debt issuance costs	220	1,080
Deferred income tax provision	(306)	798
Gain on sale of property and equipment	(8)	(17)
Loss on early debt extinguishment	1,961	—
Gain on change in fair value of warrant liability	(14)	(59)
Changes in operating assets and liabilities:
Accounts receivable	(8,918)	3,588
Contract assets	(3,717)	4,901
Other current assets	(1,306)	(166)
Accounts payable, including retainage	190	(19,519)
Prepaid income taxes	(891)	(171)
Accrued taxes payable	(1,671)	(11)
Contract liabilities	(7,469)	16,254
Operating lease liabilities	(2,004)	(2,399)
Accrued expenses and other current liabilities	(5,450)	9,419
Other long-term liabilities	(114)	237
Net cash (used in) provided by operating activities	(24,609)	22,457
Cash flows from investing activities:
Proceeds from sale of property and equipment	361	64
Advances (to) from joint ventures	—	(1)
Purchase of property and equipment	(501)	(660)
Net cash used in investing activities	$(140)	$(597)

LIMBACH HOLDINGS, INC. Condensed Consolidated Statements of Cash Flows (Continued) (Unaudited)

	Six months ended June 30,
(in thousands)	2021	2020
Cash flows from financing activities:
Proceeds from Wintrust Term Loan	$30,000	$—
Payments on Wintrust Term Loan	(2,000)	—
Proceeds from 2019 Revolving Credit Facility	—	7,250
Payments on 2019 Revolving Credit Facility	—	(7,250)
Payments on 2019 Refinancing Term Loan	(39,000)	—
Prepayment penalty and other costs associated with early debt extinguishment	(1,376)	—
Proceeds from the sale of common stock	22,773	—
Proceeds from the exercise of warrants	1,989	—
Payments on finance leases	(1,318)	(1,285)
Payments of debt issuance costs	(593)	—
Taxes paid related to net-share settlement of equity awards	(401)	(90)
Proceeds from contributions to Employee Stock Purchase Plan	221	—
Net cash provided by (used in) financing activities	10,295	(1,375)
(Decrease) increase in cash, cash equivalents and restricted cash	(14,454)	20,485
Cash, cash equivalents and restricted cash, beginning of period	42,260	8,457
Cash, cash equivalents and restricted cash, end of period	$27,806	$28,942
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Right of use assets obtained in exchange for new operating lease liabilities	$156	$—
Right of use assets obtained in exchange for new finance lease liabilities	336	1,050
Right of use assets disposed or adjusted modifying operating lease liabilities	36	586
Right of use assets disposed or adjusted modifying finance lease liabilities	—	(64)
Interest paid	1,741	3,250
Cash paid for income taxes	$2,096	$734

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results
(Unaudited)

	Three months ended June 30,		Increase/(Decrease)
(in thousands, except for percentages)	2021	2020	$	%
Statement of Operations Data:
Revenue:
GCR	$87,550	$105,937	$(18,387)	(17.4)%
ODR	33,469	29,248	4,221	14.4%
Total revenue	121,019	135,185	(14,166)	(10.5)%

Gross profit:
GCR	8,885	12,213	(3,328)	(27.2)%
ODR	9,805	8,122	1,683	20.7%
Total gross profit(1)	18,690	20,335	(1,645)	(8.1)%

Selling, general and administrative:
GCR	9,070	8,024	1,046	13.0%
ODR	7,526	5,588	1,938	34.7%
Corporate	636	140	496	354.3%
Total selling, general and administrative	17,232	13,752	3,480	25.3%
Amortization of intangibles (Corporate)	104	274	(170)	(62.0)%
Total operating income	$1,354	$6,309	$(4,955)	(78.5)%
(1)    Total gross profit as a percentage of consolidated total revenue was 15.4% and 15.0% for the three months ended June 30, 2021 and 2020, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Continued)
(Unaudited)

	Six months ended June 30,		Increase/(Decrease)
(in thousands, except for percentages)	2021	2020	$	%
Statement of Operations Data:
Revenue:
GCR	$172,354	$215,423	$(43,069)	(20.0)%
ODR	62,009	58,534	3,475	5.9%
Total revenue	234,363	273,957	(39,594)	(14.5)%

Gross profit:
GCR	18,280	23,195	(4,915)	(21.2)%
ODR	17,639	15,364	2,275	14.8%
Total gross profit(1)	35,919	38,559	(2,640)	(6.8)%

Selling, general and administrative:
GCR	18,184	18,200	(16)	(0.1)%
ODR	14,880	11,917	2,963	24.9%
Corporate	1,313	435	878	201.8%
Total selling, general and administrative	34,377	30,552	3,825	12.5%
Amortization of intangibles (Corporate)	208	417	(209)	(50.1)%
Total operating income	$1,334	$7,590	$(6,256)	(82.4)%

(1)    Total gross profit as a percentage of consolidated total revenue was 15.3% and 14.1% for the six months ended June 30, 2021 and 2020, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income (loss) to Adjusted EBITDA, the most comparable GAAP measure, is provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2021	2020	2021	2020
Net income (loss)	$732	$2,947	$(1,550)	$2,895

Adjustments:
Depreciation and amortization	1,469	1,636	2,964	3,140
Interest expense, net	452	2,137	1,716	4,295
Non-cash stock-based compensation expense	636	140	1,313	435
Loss on early debt extinguishment	—	—	1,961	—
Change in fair value of warrants	—	102	(14)	(59)
Severance expense	—	—	—	622
Income tax provision (benefit)	264	1,110	(771)	476
Adjusted EBITDA	$3,553	$8,072	$5,619	$11,804